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                              Exhibit 16(23)(a): Consent of Independent Auditors

                         CONSENT OF INDEPENDENT AUDITORS

The Shareholder and Board of Directors of
Aetna Insurance Company of America:


We consent to incorporation by reference in the registration statement No. 333-49581 on Post-Effective Amendment No. 7 on Form S-2 of Aetna Insurance Company of America (the "Company") of our reports dated March 27, 2001, relating to the balance sheets of the Company as of December 31, 2000 ("Successor Company") and December 31, 1999 ("Preacquisition Company"), and the related statements of income, changes in shareholder's equity and cash flows for the period from December 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to November 30, 2000 and the years ended December 31, 1999 and 1998 ("Preacquisition Company"), and related schedule, which reports appear in the December 31, 2000, annual report on Form 10-K of the Company and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to the acquisition, effective November 30, 2000, by ING America Insurance Holdings Inc. of all of the outstanding stock of Aetna Inc., Aetna Insurance Company of America's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                  /s/ KPMG LLP

Hartford, Connecticut
April 4, 2001